AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is entered into as of December 27, 2013 (the “Effective Date”), by and among BROADBAND NETWORK AFFILIATES, INC., a Delaware corporation (“BBNA”), OCEAN THERMAL ENERGY CORPORATION, a Delaware corporation (“OTEC”), and THEODORE HERMAN, an individual (“Herman”). BBNA, OTEC and Herman are collectively referred to herein as, the “Parties”.

RECITALS

A.           On December 24, 2013, the Parties entered into that certain Agreement and Plan of Merger (the “Agreement”), providing, among other things, that at the Closing OTEC will purchase and Herman will assign the Repurchased Herman Shares (as defined therein).

B.           Due to clerical error, the Repurchased Herman Shares is defined in the Agreement as 7,546,464 Herman Shares whereas the correct and proper definition of the Repurchased Herman Shares should be 7,528,390 Herman Shares.

C.           The Parties desire to amend the Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Recitals. Paragraph B of the Recitals on page 1 of the Agreement shall be superseded and replaced, as follows:

B.           Herman owns 9,018,074 of the 11,170,000 issued and outstanding BBNA Shares (the “Herman Shares”), and OTEC desires to purchase 7,528,390 of the Herman Shares (the “Repurchased Herman Shares”) on the terms and conditions hereinafter set forth;

2.           Conflict. If there is a conflict between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment shall control. Except as modified by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

3.           Authority. The persons executing this Amendment on behalf of the Parties hereto represent and warrant that they have the authority to execute this Amendment on behalf of said Parties and that said Parties have authority to enter into this Amendment.

4.           Counterparts. This Amendment may be executed in counterparts. Each counterpart shall be deemed an original, and all counterparts shall be deemed the same instrument with the same effect as if all Parties hereto had signed the same signature page.

IN WITNESS WHEREOF, the Parties hereby execute this Amendment as of the date first written above.

OCEAN THERMAL ENERGY CORPORATION
a Delaware corporation

By: /s/ Jeremy Feakins
Name: Jeremy Feakins
Its: Chief Executive Officer

BROADBAND NETWORK AFFILIATES, INC.
a Delaware corporation

By: /s/ Theodore Herman
Name: Theodore Herman
Its: President

/s/ Theodore Herman
Theodore Herman